Exhibit 99.1

September 27, 2021

Dear Cortland Bancorp Shareholder:

This package is being mailed to you as a shareholder of record of Cortland Bancorp (“Cortland”) in connection with the merger of Cortland with and into FMNB Merger Subsidiary IV, LLC (“Merger Sub”), a wholly-owned subsidiary of Farmers National Banc Corp. (“Farmers”) pursuant to the terms of the Agreement and Plan of Merger, dated as of June 22, 2021 (as it may be amended from time to time, the “Merger Agreement”), entered into by and among Cortland, Merger Sub and Farmers (the “Merger”). Pursuant to the Merger Agreement, each outstanding Cortland common share will be converted at the effective time of the Merger into the right to receive, at the election of the holder but subject to proration, adjustment and certain limitations as set forth in the Merger Agreement, one of the following:

●	1.75 Farmers common shares (a “Stock Election”); or
●	$28.00 in cash without interest (a “Cash Election”)

subject, however, to certain allocation procedures set forth in the Merger Agreement intended to ensure that 75% of the outstanding Cortland common shares are converted into the right to receive Farmers common shares and the remaining outstanding Cortland common shares are converted into the right to receive cash. Additionally, if at the effective time of the Merger (i) the Effective Time Book Value (as defined in, and calculated pursuant to, the Merger Agreement) of Cortland is less than $75 million (the “Target Book Value Floor” and the dollar amount of such shortfall, the “Shortfall”), the cash consideration payable with respect to each Cortland common share will be reduced by a per share amount determined by dividing the dollar amount of the Shortfall by the number of Cortland common shares outstanding immediately prior to the effective time that are eligible to receive the cash consideration; or (ii) the Effective Time Book Value of Cortland exceeds $81 million (the “Target Book Value Ceiling” and the dollar amount of such excess, the “Excess Amount”), the cash consideration payable with respect to each Cortland common share will be increased by a per share amount determined by dividing the dollar amount of the Excess Amount by the number of Cortland common shares outstanding immediately prior to the effective time that are eligible to receive the cash consideration. If the effective time of the Merger is after October 1, 2021, the Target Book Value Floor and the Target Book Value Ceiling will be adjusted upward by an amount equal to the product of $26,000 and the number of days from October 1, 2021 until the effective time, less any dividends paid by Cortland after October 1, 2021.

On June 22, 2021, the closing price for Farmers common shares was $16.87, which, after giving effect to the exchange ratio of 1.75 and the cash amount of $28.00, would have an implied value of approximately $29.14 per Cortland common share. As of September 16, 2021, the most reasonably practicable date prior to the mailing of the joint proxy statement/prospectus dated September 23, 2021 relating to the Merger Agreement, the closing price for Farmers common shares was $15.02, which had an implied value of approximately $26.29 per Cortland common share. Based on this price with respect to the stock consideration, and the cash consideration of $28.00 per share, upon completion of the Merger, a Cortland common shareholder who receives stock for 75% of his or her common shares and receives cash for 25% of his or her common shares would receive total Merger consideration with an implied value of approximately $26.71 per Cortland share.

Cortland is holding a special meeting of shareholders at Squaw Creek Country Club, 761 Youngstown Kingsville Road S., Vienna, Ohio 44473 on Tuesday, October 26, 2021, at 11:00 AM Eastern Time. Pending receipt of approval of the Merger Agreement by the Cortland shareholders and satisfaction of certain other closing conditions specified in the Merger Agreement, we currently expect that the Merger will be consummated during the fourth quarter of 2021.

Enclosed is an Election Form and Letter of Transmittal and related Instructions that pertain to the Merger. In order to make an election, please complete, sign and return the Election Form and Letter of Transmittal, together with any other documentation reasonably required by Computershare Trust Company, N.A. and Computershare Inc. (the “Exchange Agent”), to the Exchange Agent at one of the addresses set forth in the Instructions, so that it is RECEIVED no later than the Election Deadline. Please also return with your Election Form and Letter of Transmittal all share certificate(s) or confirmation of book-entry transfer, as applicable, representing your Cortland common shares. Do not otherwise send your election materials to Farmers or Cortland.

The deadline for submitting election forms (the “Election Deadline”) is October 25, 2021. Election forms must be RECEIVED by the Exchange Agent no later than 5:00 PM Eastern Time on the date of the Election Deadline. In the event that the Election Deadline changes, Farmers and Cortland will announce the revised date in a press release, on their websites and in a filing with the Securities and Exchange Commission (the “SEC”). You may also obtain up-to-date information regarding the Election Deadline by calling Georgeson LLC, the information agent, at 866-431-2096. You bear the risk of ensuring proper and timely delivery. Therefore, we encourage you to submit your election materials promptly. If you do not make a valid and timely election, you will be deemed to have made No Election with respect to your Cortland common shares.

For a full discussion of the transactions and the effect of your election, see the Merger Agreement and the joint proxy statement/prospectus, dated September 23, 2021, that is being sent to you under separate cover (as it may be amended from time to time, the “Proxy Statement”). BEFORE MAKING YOUR ELECTION, YOU ARE ENCOURAGED TO READ CAREFULLY THE ENTIRE MERGER AGREEMENT AND PROXY STATEMENT (INCLUDING ANNEXES THERETO AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE) AND THE ACCOMPANYING ELECTION FORM AND LETTER OF TRANSMITTAL.

You are able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Farmers and Cortland through the website maintained by the SEC at www.sec.gov or by requesting them by following the instructions in the section entitled “WHERE CAN YOU FIND MORE INFORMATION” in the forepart of the Proxy Statement. If you wish to request documents, you should do so at least five business days before the Election Deadline. THE PROXY STATEMENT IS DATED SEPTEMBER 23, 2021, AND DOES NOT REFLECT DEVELOPMENTS SUBSEQUENT TO THAT DATE. However, the Proxy Statement incorporates by reference subsequent filings with the SEC by Farmers and Cortland. You should rely only on the information contained or expressly incorporated by reference in the Proxy Statement. We have not authorized anyone to provide you with information that is different from or inconsistent with the information contained or incorporated by reference in those documents.

If you hold Cortland common shares through a broker, dealer, commercial bank, trust company or other fiduciary, or through Cortland’s 401(k) plan, you should also instruct such broker, dealer, commercial bank, trust company, other fiduciary, or plan administrator what election to make on your behalf by carefully following the instructions you will receive from your broker, dealer, commercial bank, trust company, other fiduciary or plan administrator (please note: you may be subject to an earlier deadline for making your election with respect to such Cortland common shares). Please contact your broker, dealer, commercial bank, trust company, other fiduciary or plan administrator with any questions and to receive the appropriate instruction forms. COMPLETING THE ENCLOSED ELECTION FORM AND LETTER OF TRANSMITTAL WILL NOT RESULT IN YOU MAKING AN ELECTION FOR ANY CORTLAND COMMON SHARES YOU HOLD THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY, OTHER FIDUCIARY OR PLAN ADMINISTRATOR.

If you have any questions regarding the election materials, please contact Georgeson LLC, the information agent, at 866-431-2096.

Very truly yours,

Kevin J. Helmick
President and Chief Executive Officer

This Election Form and Letter of Transmittal is dated September 27, 2021, and is first being mailed to Cortland common shareholders on or about September 27, 2021.